Exhibit 99.2
Contact:
Kearstin Patterson
Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Reports Promising Clinical Results
Using Augment Injectable Bone Graft to Treat Distal Radius Fractures
Enrollment in North American Augment Pivotal Trial Accelerates;
314 of 396 Patients Enrolled
Franklin, Tenn — October 29, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced results from its pilot clinical study evaluating the safety and clinical utility of Augment Injectable Bone Graft (AIBG, formerly known as GEM OS2) for the treatment of closed distal radius (wrist) fractures. In the randomized, controlled study evaluating distal radius fractures treated with external fixation versus external fixation combined with minimally invasive injection of AIBG, patients treated with Augment Injectable demonstrated earlier bone formation as measured by CT scans. Additionally, all AIBG patients had a 100% bone fill at six months compared to 82% of the control patients.
These results represent the second study in fractures demonstrating a positive response to BioMimetic’s rhPDGF platform technology. The earlier study evaluated the safety and clinical utility of Augment Bone Graft (formerly GEM OS1) in the same indication utilizing a more open surgical approach. In both of the Augment studies, the product candidates were demonstrated to be safe, with no reported adverse events related to the study devices.
Twenty-one patients in the completed Augment Injectable study underwent CT evaluation to track bone healing over time. Based on analysis of the CT scans by a blinded, independent radiologist, Augment Injectable patients showed signs of new bone formation in the fracture gap at earlier time points as compared to the control group. At 3 weeks post surgery, 40% of Augment Injectable treated patients had at least 25% bone fill across the fracture gap, versus zero percent of the control patients. At 6 weeks, 100% of the Augment Injectable patients had achieved this level of bone fill as compared to 45.5% of the control patients. As a comparison, in the Augment Bone Graft study cohort, 78% of patients had 25% or more bone fill at the three week time point and 100% of the patients achieved this level by six weeks. In both studies, the Augment treated groups had 100% bone fill for all patients at 6 months, as compared to 82% and 89% in the two control groups.
“These results continue to support the value of the Company’s rhPDGF-BB based platform technology to enhance bone tissue repair and provides us with further encouragement that our growth factor is stimulating a positive healing response,” commented Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. “Based on these results, coupled with the recently released data from a pilot clinical study evaluating the use of Augment Injectable Bone Graft for the treatment of foot and ankle fusions, we believe that an injectable formulation containing rhPDGF has the opportunity to open up entirely new and very large market segments for our regenerative protein therapeutic products.”
The AIBG study evaluated safety and clinical utility for the use of this product candidate to enhance bone healing in the minimally invasive treatment of fractures of the distal radius. It is noteworthy that the Augment Injectable group of patients was, on average, more osteopenic/osteoporotic than the control group (avg. score -1.9 vs -0.9) as measured by the standard T-score, which is a relative measure of bone density compared with the average bone density of young healthy adults. The study design mirrored the Augment Bone Graft study and took place at the same clinical site. Both Augment Bone Graft and Augment Injectable have the same active ingredient, rhPDGF-BB, but vary in their handling characteristics as a result of changes to the matrix formulation.
Pivotal Trial Enrollment Update
As of October 28, 2008, BioMimetic has enrolled 314 patients in its U.S. pivotal trial with Augment Bone Graft. This compares to 268 patients enrolled as of the Company’s last public announcement on September 23, 2008. There are currently 34 sites actively enrolling patients in the United States and Canada. The Company reiterates its previously announced enrollment timeline and expects enrollment completion around year-end 2008 or early in 2009. “We are pleased to see enrollment continuing to accelerate in our N. American pivotal trial for Augment in foot and ankle fusions. We believe it is a direct reflection of the dedicated clinical team at BMTI as well as the dedication and enthusiasm of the investigators” commented Dr. Lynch.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease. Currently, the Company has clinical trials ongoing with its product candidates Augment™ Bone Graft (formerly GEM OS1) and Augment™ Injectable Bone Graft (formerly GEM OS2) in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s lead product candidates all combine recombinant human platelet derived growth factor (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S® is a registered trademark of Luitpold Pharmaceuticals, Inc., who owns and markets that product through its Osteohealth Company division for use in periodontal and cranio-maxillofacial applications.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, associate director of corporate communications, at 615-236-4419.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
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